Comparison of change in value of $10,000 investment in Dreyfus Connecticut Intermediate Municipal Bond Fund and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                  Dreyfus                Lehman
                 Connecticut            Brothers
                Intermediate              7-Year
                  Municipal             Municipal
  PERIOD          Bond Fund            Bond Index *

  3/31/93          10,000                10,000
  3/31/94          10,364                10,298
  3/31/95          10,945                10,952
  3/31/96          11,721                11,835
  3/31/97          12,234                12,381
  3/31/98          13,293                13,499
  3/31/99          13,952                14,297
  3/31/00          13,938                14,381
  3/31/01          15,097                15,841
  3/31/02          15,616                16,398
  3/31/03          16,914                18,130

* Source: Lipper Inc.